Cooper Standard Reports Third Quarter Results, Details Restructuring Plans

NOVI, Mich., November 5, 2019 -- Cooper-Standard Holdings Inc. (NYSE: CPS) today reported results for the third quarter 2019.

Third Quarter 2019 Summary

•	Sales totaled $729.0 million

•	Net loss of $13.9 million or $(0.82) per diluted share

•	Adjusted EBITDA of $43.5 million or 6.0 percent of sales

•	Adjusted net loss of $5.2 million or $(0.31) per diluted share

•	Net new business awards totaled $132 million in projected annualized sales

•	Continuing record pace for new program launches

“Production levels on certain key vehicle platforms in North America and Asia have remained well below expectations and have continued to negatively impact our financial results,” said Jeffrey Edwards, chairman and CEO, Cooper Standard. “In addition, unfavorable outcomes of customer negotiations in China and the unanticipated UAW work stoppage in the United States further reduced sales and profits during the third quarter.

“We are continuing the aggressive implementation of several initiatives to reduce costs, optimize working capital and align our operations with lower light vehicle production in all regions,” Edwards added. “We expect the successful execution of these initiatives, combined with record new program launches and further advancements within our non-automotive businesses will position us to drive improved results going forward.”

Consolidated Results

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(dollar amounts in millions except per share amounts)
Sales	$729.0	$861.7	$2,373.9	$2,757.3
Net income (loss)	$(13.9)	$32.2	$128.0	$130.8
Adjusted net income (loss)	$(5.2)	$19.1	$12.1	$133.2
Earnings (loss) per diluted share	$(0.82)	$1.77	$7.40	$7.13
Adjusted earnings (loss) per diluted share	$(0.31)	$1.05	$0.70	$7.26
Adjusted EBITDA	$43.5	$69.6	$168.0	$300.1

The year-over-year change in third quarter sales was primarily attributable to the sale of the Company's Anti-Vibration Systems (AVS) business, unfavorable volume and mix, customer price adjustments and foreign exchange, partially offset by incremental sales from acquisitions.

Net loss for the third quarter 2019 included restructuring charges related to headcount reduction actions, asset impairment charges related to fixed assets in Asia, an adjustment to the amount of the gain recognized on the second quarter sale of the AVS business, and certain project costs related to acquisitions and divestitures. Adjusted net loss, which excludes these items and their related tax impact, declined in the third quarter 2019 compared to the prior year period adjusted net income due largely to unfavorable volume and mix, general inflation, customer price adjustments and higher material costs, partially offset by operating efficiencies and other cost saving initiatives.

Adjusted net income (loss), adjusted EBITDA and adjusted earnings (loss) per diluted share are non-GAAP measures. Reconciliations to the most directly comparable financial measures, calculated and presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), are provided in the attached supplemental schedules.

Notable Developments

The Company continues at a record pace for new program launches. During the third quarter, the Company successfully launched 71 new customer programs, an increase of 54 percent compared to the third quarter of 2018. Also during the quarter, the Company received net new business awards totaling $132 million in annualized sales. This brings the year-to-date total net new business awards to $261 million. New contract awards related to product innovations, including both new and replacement business, totaled $24 million in annualized sales in the third quarter and $276 million year-to-date. Cooper Standard’s expanding portfolio of commercialized innovation products includes: MagAlloy™; ArmorHose™; ArmorHose™ TPV; LightHose; Gen III Posi-Lock; TP Microdense; Microdense EPDM; FlushSealTM glass sealing technology; and FortrexTM.

Cost Reduction and Restructuring Initiatives

The Company remains focused on reducing ongoing costs through improved operating efficiency and the further rightsizing of its operating footprint and overhead expenses. In addition to actions announced and implemented in 2018 and the first half of 2019, the Company is implementing several additional restructuring and cost reduction initiatives that are expected to reduce expenses in 2020 and beyond. These additional initiatives include the transition from a regional management structure to a leaner, more effective and efficient global organization structure, further rightsizing of selling, general, administrative and engineering (SGA&E) expense, and structural cost reductions through the closure of 10 facilities. Restructuring expense related to planned headcount reductions is expected to be $7 to $9 million with annualized savings resulting in a payback of less than one year. The restructuring expense related to facility closures is expected to be in the range of $20 to $25 million including $11 million in restructuring expense already incurred. The related structural cost savings are expected to drive a cash payback in less than two years.

Segment Results of Operations

Sales

	Three Months Ended September 30,			Variance Due To:
	2019	2018	Change	Volume / Mix*	Foreign Exchange	Acquisitions/Divestiture, net
	(dollar amounts in thousands)
Sales to external customers
North America	$393,747	$471,553	$(77,806)	$(29,319)	$(640)	$(47,847)
Europe	197,409	228,332	(30,923)	(5,490)	(9,715)	(15,718)
Asia Pacific	112,642	136,155	(23,513)	(32,448)	(3,702)	12,637
South America	25,223	25,613	(390)	(254)	(136)	—
Consolidated sales	$729,021	$861,653	$(132,632)	$(67,511)	$(14,193)	$(50,928)
* Net of customer price reductions

•	The impact of foreign currency exchange primarily relates to the Euro and Chinese Renminbi.

Adjusted EBITDA

	Three Months Ended September 30,			Variance Due To:
	2019	2018	Change	Volume / Mix*	Foreign Exchange	Cost (Increases) / Decreases	Acquisitions/Divestiture, net
	(dollar amounts in thousands)
Segment adjusted EBITDA
North America	$62,603	$71,589	$(8,986)	$(19,225)	$299	$12,387	$(2,447)
Europe	6,750	934	5,816	(3,617)	768	9,438	(773)
Asia Pacific	(22,921)	(1,253)	(21,668)	(21,845)	(80)	327	(70)
South America	(2,906)	(1,699)	(1,207)	26	(737)	(496)	—
Consolidated adjusted EBITDA	$43,526	$69,571	$(26,045)	$(44,661)	$250	$21,656	$(3,290)
* Net of customer price reductions

•	The impact of foreign currency exchange is primarily driven by the Polish Zloty, Czech Koruna, Canadian Dollar and Mexican Peso.

•	The Cost (Increases) / Decreases category above includes:

◦	The increase in commodity cost pressure, general inflation and tariffs;

◦	Reduction in compensation-related expenses;

◦	The one-time impact of commercial settlements in Asia Pacific; and

◦	Net operational efficiencies of $12.9 million primarily driven by our Europe and Asia Pacific segments.

Liquidity and Cash Flow

At September 30, 2019, Cooper Standard had cash and cash equivalents totaling $323.1 million. Net cash provided by operating activities in the third quarter 2019 was $38.9 million and free cash flow for the quarter (defined as net cash used in/provided by operating activities minus capital expenditures) was an inflow of $3.3 million.

In addition to cash and cash equivalents, the Company had $183.7 million available under its amended senior asset-based revolving credit facility (“ABL”), inclusive of outstanding letters of credit, for total liquidity of $506.8 million at September 30, 2019.

Total debt at September 30, 2019 was $803.5 million. Net debt (defined as total debt minus cash and cash equivalents) was $480.4 million. Cooper Standard’s net leverage ratio (defined as net debt divided by trailing 12 months adjusted EBITDA) at September 30, 2019 was 2.0 times.

Outlook

Based on the results achieved in the first three quarters and the industry and economic outlook for the rest of the year, the Company has revised its guidance for the full year 2019 as summarized below:

	Previous Guidance (8/2/2019)	Current Guidance[1]
Sales	$3.0 - $3.2 billion	$3.0 - $3.1 billion
Adjusted EBITDA[2]	$270 - $300 million	$190 - $210 million
Capital Expenditures	$175 - $185 million	$165 - $175 million
Cash Restructuring	$25 - $35 million	$35 - $40 million
Effective Tax Rate	21% - 25%	25% - 29%
1 Guidance is representative of management's estimates and expectations as of the date it is published. Current guidance as presented in this press release is reflective of October 2019 IHS production forecasts for relevant light vehicle platforms and models, customers' planned production schedules and other internal assumptions.
2 Adjusted EBITDA is a non-GAAP financial measure. The Company has not provided a reconciliation of projected adjusted EBITDA to projected net income because full-year net income will include special items that have not yet occurred and are difficult to predict with reasonable certainty prior to year-end. Due to this uncertainty, the Company cannot reconcile projected adjusted EBITDA to U.S. GAAP net income without unreasonable effort.

Conference Call Details

Cooper Standard management will host a conference call and webcast on November 6, 2019 at 9 a.m. ET to discuss its third quarter 2019 results, provide a general business update and respond to investor questions. A link to the live webcast of the call (listen only) and presentation materials will be available on Cooper Standard’s Investor Relations website at www.ir.cooperstandard.com/events.cfm.

To participate by phone, callers in the United States and Canada should dial toll-free (877) 374-4041. International callers should dial (253) 237-1156. Provide the conference ID 5561738 or ask to be connected to the Cooper Standard conference call. Representatives of the investment community will have the opportunity to ask questions after the presentation. Callers should dial in at least five minutes prior to the start of the call.

Individuals unable to participate during the live call may visit the investors’ portion of the Cooper Standard website (www.ir.cooperstandard.com) for a replay of the webcast.

About Cooper Standard

Cooper Standard, headquartered in Novi, Mich., is a leading global supplier of systems and components for the automotive industry. Products include sealing, fuel and brake delivery, and fluid transfer systems. Cooper Standard employs approximately 30,000 people globally and operates in 21 countries around the world. For more information, please visit www.cooperstandard.com.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Our use of words “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “believe,” “outlook,” “guidance,” “forecast,” or future or conditional verbs, such as “will,” “should,” “could,” “would,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that these expectations, beliefs and projections will be achieved. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. Among other items, such factors may include: prolonged or material contractions in automotive sales and production volumes; our inability to realize sales represented by awarded business; escalating pricing pressures; loss of large customers or significant platforms; our ability to successfully compete in the automotive parts industry; availability and increasing volatility in costs of manufactured components and raw materials; disruption in our supply base; competitive threats and commercial risks associated with us entering new markets; possible variability of our working capital requirements; risks associated with our international operations, including changes in laws, regulations and policies governing the terms of foreign trade, such as increased trade restrictions and tariffs; foreign currency exchange rate fluctuations; our ability to control the operations of our joint ventures for our sole benefit; our substantial amount of indebtedness; our ability to obtain adequate financing sources in the future; operating and financial restrictions imposed on us under our debt instruments; the underfunding of our pension plans; significant changes in discount rates and the actual return on pension assets; effectiveness of continuous improvement programs and other cost savings plans; manufacturing facility closings or consolidation; our ability to execute new program launches; our ability to meet customers’ needs for new and improved products; the possibility that our acquisitions and divestitures may not be successful; product liability, warranty and recall claims brought against us; laws and regulations, including environmental, health and safety laws and regulations; legal proceedings, claims or investigations against us; work stoppages or other labor disruptions; the ability of our intellectual property to withstand legal challenges; cyber-attacks, other disruptions in or the inability to implement upgrades to, our information technology systems; the possible volatility of our annual effective tax rate; changes in our assumptions as a result of IRS issuing guidance on the Tax Cuts and Jobs Act; the possibility of future impairment charges to our goodwill and long-lived assets; our dependence on our subsidiaries for cash to satisfy our obligations; and other risks and uncertainties, including those detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

You should not place undue reliance on these forward-looking statements. Our forward-looking statements speak only as of the date of this press release and we undertake no obligation to publicly update or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except where we are expressly required to do so by law.

This press release also contains estimates and other information that is based on industry publications, surveys and forecasts. This information involves a number of assumptions and limitations, and we have not independently verified the accuracy or completeness of the information.

CPS_F

Contact for Analysts:	Contact for Media:
Roger Hendriksen	Sharon Wenzl
Cooper Standard	Cooper Standard
(248) 596-6465	(248) 596-6211
roger.hendriksen@cooperstandard.com	sswenzl@cooperstandard.com

Financial statements and related notes follow:

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollar amounts in thousands except per share and share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Sales	$729,021	$861,653	$2,373,865	$2,757,306
Cost of products sold	659,313	741,998	2,088,631	2,315,406
Gross profit	69,708	119,655	285,234	441,900
Selling, administration & engineering expenses	63,020	82,134	224,164	238,913
Gain on sale of business	1,730	—	(188,180)	—
Gain on sale of land	—	(10,714)	—	(10,714)
Amortization of intangibles	4,250	3,791	13,173	10,596
Restructuring charges	5,572	2,703	29,214	19,841
Impairment charges	1,958	—	4,146	—
Operating profit (loss)	(6,822)	41,741	202,717	183,264
Interest expense, net of interest income	(10,351)	(9,983)	(33,858)	(29,756)
Equity in earnings of affiliates	1,515	1,413	5,764	4,348
Loss on refinancing and extinguishment of debt	—	—	—	(770)
Other expense, net	(514)	(1,697)	(3,091)	(3,973)
Income (loss) before income taxes	(16,172)	31,474	171,532	153,113
Income tax expense (benefit)	(574)	(1,190)	45,996	19,831
Net income (loss)	(15,598)	32,664	125,536	133,282
Net (income) loss attributable to noncontrolling interests	1,745	(508)	2,447	(2,457)
Net income (loss) attributable to Cooper-Standard Holdings Inc.	$(13,853)	$32,156	$127,983	$130,825

Weighted average shares outstanding
Basic	16,880,736	17,828,358	17,240,366	17,939,544
Diluted	16,880,736	18,209,168	17,304,794	18,348,616

Earnings (loss) per share:
Basic	$(0.82)	$1.80	$7.42	$7.29
Diluted	$(0.82)	$1.77	$7.40	$7.13

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands)
	September 30, 2019	December 31, 2018
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$323,142	$264,980
Accounts receivable, net	462,244	418,607
Tooling receivable	158,826	141,106
Inventories	178,916	175,572
Prepaid expenses	32,795	36,878
Other current assets	71,901	108,683
Assets held for sale	—	103,898
Total current assets	1,227,824	1,249,724
Property, plant and equipment, net	961,793	984,241
Operating lease right-of-use assets, net	87,849	—
Goodwill	142,104	143,681
Intangible assets, net	88,325	99,602
Other assets	137,552	145,855
Total assets	$2,645,447	$2,623,103

Liabilities and Equity
Current liabilities:
Debt payable within one year	$67,419	$101,323
Accounts payable	405,766	452,320
Payroll liabilities	94,728	92,604
Accrued liabilities	104,965	98,907
Current operating lease liabilities	24,004	—
Liabilities held for sale	—	71,195
Total current liabilities	696,882	816,349
Long-term debt	736,044	729,805
Pension benefits	128,409	138,771
Postretirement benefits other than pensions	46,961	40,901
Long-term operating lease liabilities	64,102	—
Other liabilities	52,644	37,775
Total liabilities	1,725,042	1,763,601
7% Cumulative participating convertible preferred stock	—	—
Equity:
Common stock	17	17
Additional paid-in capital	488,862	501,511
Retained earnings	686,714	576,025
Accumulated other comprehensive loss	(277,175)	(246,088)
Total Cooper-Standard Holdings Inc. equity	898,418	831,465
Noncontrolling interests	21,987	28,037
Total equity	920,405	859,502
Total liabilities and equity	$2,645,447	$2,623,103

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollar amounts in thousands)

	Nine Months Ended September 30,
	2019	2018
Operating Activities:
Net income	$125,536	$133,282
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	98,795	98,675
Amortization of intangibles	13,173	10,596
Gain on sale of business	(188,180)	—
Gain on sale of land	—	(10,714)
Impairment charges	4,146	—
Share-based compensation expense	10,293	14,117
Equity in earnings of affiliates, net of dividends related to earnings	(847)	160
Loss on refinancing and extinguishment of debt	—	770
Deferred income taxes	19,576	7,083
Other	2,628	1,583
Changes in operating assets and liabilities	(55,213)	(177,548)
Net cash provided by operating activities	29,907	78,004
Investing activities:
Capital expenditures	(131,085)	(160,088)
Acquisition of businesses, net of cash acquired	(452)	(98,673)
Proceeds from sale of business	243,362	—
Proceeds from sale of fixed assets and other	2,084	8,173
Net cash provided by (used in) investing activities	113,909	(250,588)
Financing activities:
Principal payments on long-term debt	(3,556)	(2,928)
(Decrease) increase in short-term debt, net	(32,737)	3,554
Purchase of noncontrolling interests	(4,797)	(2,450)
Repurchase of common stock	(36,550)	(43,525)
Taxes withheld and paid on employees' share-based payment awards	(2,757)	(11,571)
Contribution from noncontrolling interests and other	2,132	(88)
Net cash used in financing activities	(78,265)	(57,008)
Effects of exchange rate changes on cash, cash equivalents and restricted cash	(6,997)	(3,045)
Changes in cash, cash equivalents and restricted cash	58,554	(232,637)
Cash, cash equivalents and restricted cash at beginning of period	267,399	518,461
Cash, cash equivalents and restricted cash at end of period	$325,953	$285,824

Reconciliation of cash, cash equivalents and restricted cash to the condensed consolidated balance sheet:
	Balance as of
	September 30, 2019	December 31, 2018
Cash and cash equivalents	$323,142	$264,980
Restricted cash included in other current assets	12	18
Restricted cash included in other assets	2,799	2,401
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	$325,953	$267,399

Non-GAAP Measures
EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, net debt and free cash flow are measures not recognized under U.S. GAAP and which exclude certain non-cash and special items that may obscure trends and operating performance not indicative of the Company’s core financial activities. Management considers EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, net debt and free cash flow to be key indicators of the Company’s operating performance and believes that these and similar measures are widely used by investors, securities analysts and other interested parties in evaluating the Company’s performance. In addition, similar measures are utilized in the calculation of the financial covenants and ratios contained in the Company’s financing arrangements and management uses these measures for developing internal budgets and forecasting purposes. EBITDA is defined as net income (loss) adjusted to reflect income tax expense (benefit), interest expense net of interest income, depreciation and amortization, and adjusted EBITDA is defined as EBITDA further adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted net income (loss) is defined as net income (loss) adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted basic and diluted earnings (loss) per share is defined as adjusted net income (loss) divided by the weighted average number of basic and diluted shares, respectively, outstanding during the period. Net debt is defined as total debt minus cash and cash equivalents. Free cash flow is defined as net cash provided by operating activities minus capital expenditures and is useful to both management and investors in evaluating the Company’s ability to service and repay its debt.
When analyzing the Company’s operating performance, investors should use EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, net debt and free cash flow as supplements to, and not as alternatives for, net income (loss), operating income, or any other performance measure derived in accordance with U.S. GAAP, and not as an alternative to cash flow from operating activities as a measure of the Company’s liquidity. EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, net debt and free cash flow have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results of operations as reported under U.S. GAAP. Other companies may report EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, net debt and free cash flow differently and therefore the Company’s results may not be comparable to other similarly titled measures of other companies. In addition, in evaluating adjusted EBITDA and adjusted net income (loss), it should be noted that in the future the Company may incur expenses similar to or in excess of the adjustments in the below presentation. This presentation of adjusted EBITDA and adjusted net income (loss) should not be construed as an inference that the Company’s future results will be unaffected by special items. Reconciliations of EBITDA, adjusted EBITDA, adjusted net income (loss) and free cash flow follow.

Reconciliation of Non-GAAP Measures

EBITDA and Adjusted EBITDA
(Unaudited)
(Dollar amounts in thousands)

The following table provides a reconciliation of EBITDA and adjusted EBITDA from net income (loss):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net income (loss) attributable to Cooper-Standard Holdings Inc.	$(13,853)	$32,156	$127,983	$130,825
Income tax expense (benefit)	(574)	(1,190)	45,996	19,831
Interest expense, net of interest income	10,351	9,983	33,858	29,756
Depreciation and amortization	37,495	36,098	111,968	109,271
EBITDA	$33,419	$77,047	$319,805	$289,683
Gain on sale of business (1)	1,730	—	(188,180)	—
Restructuring charges	5,572	2,703	29,214	19,841
Impairment charges (2)	1,958	—	4,146	—
Project costs (3)	335	—	2,003	—
Lease termination costs (4)	512	—	1,003	—
Gain on sale of land (5)	—	(10,714)	—	(10,714)
Amortization of inventory write-up (6)	—	535	—	535
Loss on refinancing and extinguishment of debt (7)	—	—	—	770
Adjusted EBITDA	$43,526	$69,571	$167,991	$300,115

Sales	$729,021	$861,653	$2,373,865	$2,757,306
Net income (loss) margin	(1.9)%	3.7%	5.4%	4.7%
Adjusted EBITDA margin	6.0%	8.1%	7.1%	10.9%

(1)	Gain on sale of AVS product line. Adjustments to the gain recorded in the third quarter relate primarily to working capital adjustments.

(2)	Non-cash impairment charges related to fixed assets.

(3)	Project costs recorded in selling, administration and engineering expense related to acquisitions and divestiture.

(4)	Lease termination costs no longer recorded as Restructuring charges in accordance with ASC 842.

(5)	Gain on sale of land in Europe that was contemplated in conjunction with our restructuring plan.

(6)	Amortization of write-up of inventory to fair value for the Lauren acquisition.

(7)	Loss on refinancing and extinguishment of debt related to the applicable amendment of the Term Loan Facility entered into during such period.

Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share
(Unaudited)
(Dollar amounts in thousands except per share and share amounts)
The following table provides a reconciliation of net income (loss) to adjusted net income (loss) and the respective earnings (loss) per share amounts:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net income (loss) attributable to Cooper-Standard Holdings Inc.	$(13,853)	$32,156	$127,983	$130,825
Gain on sale of business (1)	1,730	—	(188,180)	—
Restructuring charges	5,572	2,703	29,214	19,841
Impairment charges (2)	1,958	—	4,146	—
Project costs (3)	335	—	2,003	—
Lease termination costs (4)	512	—	1,003	—
Gain on sale of land (5)	—	(10,714)	—	(10,714)
Amortization of inventory write-up (6)	—	535	—	535
Loss on refinancing and extinguishment of debt (7)	—	—	—	770
Tax impact of adjusting items (8)	(1,435)	1,486	35,890	(1,010)
Impact of U.S. tax reform (9)	—	(7,070)	—	(7,070)
Adjusted net income (loss)	$(5,181)	$19,096	$12,059	$133,177

Weighted average shares outstanding:
Basic	16,880,736	17,828,358	17,240,366	17,939,544
Diluted	16,880,736	18,209,168	17,304,794	18,348,616

Earnings (loss) per share:
Basic	$(0.82)	$1.80	$7.42	$7.29
Diluted	$(0.82)	$1.77	$7.40	$7.13

Adjusted earnings (loss) per share:
Basic	$(0.31)	$1.07	$0.70	$7.42
Diluted	$(0.31)	$1.05	$0.70	$7.26

(1)	Gain on sale of AVS product line. Adjustments to the gain recorded in the third quarter relate primarily to working capital adjustments.

(2)	Non-cash impairment charges related to fixed assets.

(3)	Project costs recorded in selling, administration and engineering expense related to acquisitions and divestiture.

(4)	Lease termination costs no longer recorded as Restructuring charges in accordance with ASC 842.

(5)	Gain on sale of land in Europe that was contemplated in conjunction with our restructuring plan.

(6)	Amortization of write-up of inventory to fair value for the Lauren acquisition.

(7)	Loss on refinancing and extinguishment of debt related to the applicable amendment of the Term Loan Facility entered into during such period.

(8)
Represents the elimination of the income tax impact of the above adjustments by calculating the income tax impact of these adjusting items using the appropriate tax rate for the jurisdiction where the charges were incurred.

(9)
Tax impact of adjustments recorded to the transition tax on undistributed foreign earnings and the tax effect of adjusting deferred taxes for the Tax Cuts and Jobs Act enacted into law on December 22, 2017.

Free Cash Flow
(Unaudited)
(Dollar amounts in thousands)
The following table defines free cash flow:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net cash provided by (used in) operating activities	$38,873	$(20,307)	$29,907	$78,004
Capital expenditures	(35,589)	(53,389)	(131,085)	(160,088)
Free cash flow	$3,284	$(73,696)	$(101,178)	$(82,084)